UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, DC 20549
FORM 8-K
CURRENT REPORT PURSUANT
TO SECTION 13 OR 15(D) OF THE
SECURITIES EXCHANGE ACT OF 1934
Date of report (Date of earliest event reported): January 14, 2009
AMERICAN AXLE & MANUFACTURING HOLDINGS, INC
(Exact Name of Registrant as Specified in Its Charter)
Delaware
(State or Other Jurisdiction of Incorporation)

1-14303	36-3161171

(Commission File Number)	(IRS Employer Identification No.)

One Dauch Drive, Detroit, Michigan	48211-1198

(Address of Principal Executive Offices)	(Zip Code)
(313) 758-2000

(Registrant’s Telephone Number, Including Area Code)

(Former Name or Former Address, if Changed Since Last Report)
     Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):
☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 7.01 Regulation FD
SIGNATURES

SECTION 7 — Regulation FD
Item 7.01 Regulation FD
On January 15, 2009, AAM will make a presentation at the 2009 Auto Analysts of New York Detroit Auto Conference and is expected to discuss the following:
AAM’s sales and production outlook for the major light truck product programs it supports in North America for GM and Chrysler LLC:
Full Year 2008:
•	Full year 2008 program volumes were down approximately 43% as compared to 2007.

•	Full year sales in 2008 were approximately $2.1 billion.

•	AAM’s content-per-vehicle of $1,391 was up approximately 7.6% as compared to the full year 2007.
AAM’s cash and liquidity update:
•	As of December 31, 2008, AAM had more than $400 million of liquidity, consisting of available cash, short-term investments and committed borrowing capacity on its Revolving Credit Facility.

•	At December 31, 2008, AAM held approximately $77 million in the Reserve Governmental Fund, the Reserve International Liquidity Fund and the Reserve Yield Plus Fund. These assets are classified as short-term investments on our balance sheet. In the fourth quarter of 2008, AAM received a total of $40 million of cash redemptions from these funds.

•	As of December 31, 2008, AAM reduced its aggregate direct and indirect inventories by more than $80 million as compared to June 30, 2008, in line with AAM’s previously announced inventory reduction plan.

•	AAM expects to be in compliance with the financial covenants in the Revolving Credit Facility as of December 31, 2008.
AAM’s capital spending outlook:
Full Year 2008:
•	AAM expects full year capital spending in 2008 to approximate $140 million.
Full Year 2009:
•	AAM expects full year capital spending in 2009 to be approximately $150 million — $175 million.
FORWARD LOOKING STATEMENTS
Certain statements contained in this presentation are forward-looking statements related to the Company’s plans, projections, strategies or future performance. Such statements, made pursuant to the safe harbor provisions of the Private Securities Litigation Reform Act of 1995, are based on our current expectations, are inherently uncertain, are subject to risks and should be viewed with caution. Actual results and experience may differ materially as a result of many factors, including but not limited to: GM and Chrysler LLC’s ability to comply with the terms of the Secured Term Loan Facility provided by the U. S. Treasury as well as any additional requirements of the Troubled Asset Relief Program (TARP) applicable to our customers, the impact on our business of requirements imposed on, or actions taken by, any of our customers in response to TARP or similar programs, global economic conditions, reduced purchases of our products by General Motors Corporation (GM), Chrysler LLC (Chrysler) or other customers; reduced demand for our customers’ products (particularly light trucks and SUVs produced by GM and Chrysler); availability of financing for working capital, capital expenditures, R&D or other general corporate purposes, including our ability to comply with financial covenants; our customers’ and suppliers’ availability of financing for working capital, capital expenditures, R&D and other general corporate purposes; our ability to achieve cost reductions through ongoing restructuring actions; our ability to achieve the level of cost reductions required to sustain global cost competitiveness; adverse changes in the economic conditions or political stability of our principal markets (particularly North America, Europe, South America and Asia); additional restructuring actions that may occur; our ability to maintain satisfactory labor relations and avoid future work stoppages; our suppliers’ ability to maintain satisfactory labor relations and avoid work stoppages; our customers’ and their suppliers’ ability to maintain satisfactory labor relations and avoid work stoppages; our ability to improve our U.S. labor cost structure; our ability to consummate and integrate acquisitions; supply shortages or price increases in raw materials, utilities or other operating supplies; our ability or our customers’ and suppliers’ ability to successfully launch new product programs on a timely basis; our ability to realize the expected revenues from our new and incremental business backlog; our ability to attract new customers and programs for new products; our ability to develop and produce new products that reflect market demand; lower-than-anticipated market acceptance of new or existing products; our ability to respond to changes in technology, increased competition or pricing pressures; continued or increased high prices for or reduced availability of fuel; adverse changes in laws, government regulations or market conditions affecting our products or our customers’ products (such as the Corporate Average Fuel Economy regulations; liabilities arising from warranty claims, product liability and legal proceedings to which we are or may become a party; changes in liabilities arising from pension and other postretirement benefit obligations; risks of noncompliance with environmental regulations or risks of environmental issues that could result in unforeseen costs at our facilities; our ability to attract and retain key associates; other unanticipated events and conditions that may hinder our ability to compete.
It is not possible to foresee or identify all such factors and we make no commitment to update any forward-looking statement or to disclose any facts, events or circumstances after the date hereof that may affect the accuracy of any forward-looking statement.

SIGNATURES
     Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned, hereunto duly authorized.

AMERICAN AXLE & MANUFACTURING HOLDINGS, INC.
Date: January 14, 2009	By:	/s/ Michael K. Simonte
Michael K. Simonte
Group Vice President — Finance & Chief Financial Officer (also in the capacity of Chief Accounting Officer)

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